Exhibit 99.1

Contacts:	Carol Coale / Ken Dennard Dennard ▪ Lascar Associates LLC (713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY ANNOUNCES ENTRY INTO LINE OF CREDIT AND AMENDMENT OF SENIOR SECURED NOTE

HOUSTON, TEXAS – September 1, 2015-- Lucas Energy, Inc. (NYSE MKT: LEI)(“Lucas” or the “Company”), an independent oil and gas company with its main operations in Texas, today announced that it has entered into a Line of Credit and an amendment of its senior secured note, effective on August 28, 2015.

Pursuant to the Line of Credit, and subject to various closing conditions, including the Company’s common stock continuing to trade on the NYSE MKT exchange (“NYSE MKT” or the “Exchange”), the Company has the right to $2.4 million in funding ($200,000 per month for 12 months).  Any funding raised pursuant to the Line of Credit is to be evidenced by Convertible Promissory Notes accruing interest at the rate of 6% per annum, with a conversion price of $1.50 per share.  The exercise of the Conversion Option is subject to Lucas’ shareholder approval.  Should the facility be fully drawn and conversion approved, the Note will convert into 1.6 million common shares, or approximately 52.4% of the outstanding shares.

The Company also entered into an amendment of its senior secured note to extend the due date to October 31, 2016.  The amendment also provided that the senior lender waive all prior defaults under the senior loan to date.

As disclosed previously, the Company was notified of its failure to meet certain of the NYSE MKT’s continued listing requirements in February 2014.  The Company subsequently submitted a plan of compliance to the Exchange, which was thereby accepted, and the Company was granted various extensions in which it was required to regain compliance with the continued listing standards.  The last of these extensions expired on August 28, 2015.  The NYSE MKT had previously advised the Company that its failure to regain compliance with the continued listing standards by August 28, 2015 would result in the Company’s common stock being delisted from the NYSE MKT.  The Company has been in discussions with the Exchange regarding the transactions contemplated by the line of credit and whether it meets the required listing standards under the conditions of the line of credit.  However, no decision has been made by the NYSE MKT to date, and in the event the NYSE MKT decides the Company does not comply with the required additional listing standards, the Company’s common stock will be delisted from the NYSE MKT and the line of credit will be automatically terminated.  The Company will have further disclosure regarding our listing status after the NYSE-MKT review is complete.  Greater detail can be found in the SEC Filing on Form 8-K that was furnished on September 1, 2015.

"We had previously extended the due date of our senior loan agreement in anticipation of an additional transaction, which has now come to fruition,” said Anthony C. Schnur, Lucas’ Chief Executive Officer.  “While this transaction is not effective unless and until Lucas is deemed to be in compliance by the NYSE-MKT, we are excited by this first step in attracting additional capital.  The marketplace for oil and gas assets is showing signs of activity, and we are hopeful this new relationship brings additional assets and opportunities to the Company.”

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas. Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.